SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549




                            FORM 8-K




                         CURRENT REPORT




               PURSUANT TO SECTION 13 OR 15(d) OF
              THE SECURITIES EXCHANGE ACT OF 1934



 Date of Report (Date of Earliest Event Reported) July 26, 1996





                      WESTERN RESOURCES, INC.
     (Exact name of Registrant as Specified in Its Charter)





           KANSAS                     1-3523          48-0290150
(State or Other Jurisdiction of    (Commission         (Employer
Incorporation or Organization      File Number    Identification No.)



  818 KANSAS AVENUE, TOPEKA, KANSAS                      66612
(address of Principal Executive Offices                (Zip Code)




Registrant's Telephone Number Including Area Code (913) 575-6300

                      WESTERN RESOURCES, INC.

Item 5. Other Events

     On July 26, 1996, Western Resources, Inc. issued the following Press
Release:

KCC STAFF, WESTERN RESOURCES REACH AGREEMENT IN RATE CASE

SETTLEMENT PROVIDES SOLID BASIS FOR KCPL MERGER

       TOPEKA, Kansas, July 26 , 1996 -- Western Resources today announced it has reached a settlement agreement with the Kansas Corporation Commission (KCC) staff regarding rate decreases for its KPL and KGE customers while it moves forward to merge with the Kansas City Power & Light Company.
      "We are pleased that together with the KCC staff we have struck the balance of providing immediate savings for our customers while doing so in a fiscally prudent manner," said John E. Hayes, Jr., Western Resources chairman of the board and chief executive officer. "The agreement reached today allows us to meet competitive forces in our industry and continue with our business plans to be a national leader in energy services and products."
      Details of the settlement include a $37.3 million rate reduction for KGE customers and an $8.7 million reduction for KPL customers upon KCC approval. In January 1998, KGE customers will receive an additional $10 million rate reduction.
      "Importantly, the KCC staff's initial rate reduction recommendation has been touted by KCPL as a possible stumbling block in our offer to merge with them," said Hayes. "We've been saying

   p. 2 -- SETTLEMENT
   all along the issue was a matter of timing and implementing rate decreases in a sound, businesslike manner. Now, Western Resources has been proved right."
      The agreement reached today supports Western Resources' projected earnings calculations for a Western Resources/KCPL merged company. KCPL shareowners will receive $31 for every share of KCPL common stock, and a projected dividend between $2.00 and $2.35 per share at the close of the merger.*
      With the reduction agreed upon today, KGE rates will fall to nine percent below the national average. KPL rates, already 27 percent below the national average, drop another two percent. Western Resources also has agreed to keep retail electric rates stable for five years.
      "We continue to believe our offer for KCPL is the most valuable for shareowners," said Hayes. "Reaching this agreement validates our beliefs and confirms the viability of our offer. Now that we have resolution of this issue, we're continuing to make a Western Resources/KCPL combination a reality."
      Today's agreement will be presented to the KCC. Following KCC approval, the rate reductions will be immediately implemented.

      Western Resources (NYSE:WR) is a diversified energy company. Its utilities, KPL and KGE, operating in Kansas and Oklahoma, provide natural gas service to approximately 650,000 customers and electric service to approximately 600,000 customers. Through its subsidiaries, Westar Business Services, Westar Consumer Services, Westar Capital, and The Wing Group, energy-related products and services are developed and marketed in the continental U.S., and offshore.
      For more information about Western Resources and its operating companies, visit us on the Internet at http://www.wstnres.com.

      This news release is neither an offer to exchange nor a solicitation of an offer to exchange shares of common stock of KCPL. Such offer is made solely by the Prospectus dated July 3, 1996, and the related Letter of Transmittal, and is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of common stock of KCPL in any jurisdiction in which the making of such offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdictions where securities, blue sky or other laws require such offer to be made by a licensed broker or dealer, such offer shall be deemed to be made on behalf of Western Resources, Inc. by Salomon Brothers Inc or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

      *Dividend per KCPL share is based upon Western Resources' projected post-merger 1998 annual dividend rate of $2.14 per share of Western Resources common stock and the exchange ratio in Western Resources' offer. Price per KCPL share (payable in Western Resources common stock) assumes that Western Resources' average share price is between $28.18 and $33.23 at the time of closing.



                              SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                             Western Resources, Inc.




Date   July 26, 1996                By      /s/ Jerry D. Courington
                                                Jerry D. Courington,
                                                     Controller